UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 10, 2008, Pinnacle Entertainment, Inc. (the “Company”) borrowed $50 million (the “January Borrowing”), and on December 13, 2007 borrowed $50 million (the “December Borrowing”), under its $625 million revolving credit facility pursuant to its Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of December 14, 2005, as amended, by and among the Company, Lehman Commercial Paper Inc., as Administrative Agent, and the other parties identified therein. For the December Borrowing, interest accrues at a LIBOR rate plus a margin, which margin is currently 1.50%. Interest on the January Borrowing accrued at a base rate for the period January 10, 2008 until January 14, 2008, at which time the January Borrowing combined with the December Borrowing as a single LIBOR loan. As of the January Borrowing date, there was $100 million outstanding, as well as $21.2 million in letters of credit outstanding, under the Credit Agreement. The Credit Agreement matures in December 2010. The proceeds of the borrowings have been or will be used for general corporate purposes, including the payment of certain expenditures associated with the completion of the Company’s Lumière Place casino and related amenities, the near-term completion and opening of the two hotels at Lumière Place, and the development of the Company’s other projects.

For a summary of the material terms of the Company’s Credit Agreement (including payment and acceleration provisions), which are hereby incorporated into this Item 2.03 by reference, see the Company’s Current Reports on Form 8-K filed on December 20, 2005, December 23, 2005, October 17, 2006 and November 22, 2006, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: January 16, 2008	By:	/s/ John A. Godfrey
John A. Godfrey
Executive Vice President, Secretary and General Counsel